SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   JUNE 25, 1997
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                      BANGOR HYDRO-ELECTRIC COMPANY
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          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
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 (State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   207-945-5621
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Current Report, Form 8-K                       Date of Report
BANGOR HYDRO-ELECTRIC COMPANY                  JUNE 27, 1997
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Item 5.  Other Events
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          Restructuring of Power Purchase Contract:
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    As previously reported, the Company has been working to restructure a power purchase contract with the Penobscot Energy Recovery Company ("PERC"), its last remaining high-priced non-utility generator contract that offers a potential for substantial savings. PERC owns a waste-to-energy facility in Orrington, Maine that provides solid waste disposal services to many communities in central, eastern and northern Maine. The contract requires the Company to purchase the electricity output of the plant until 2018 at a price that is presently above the cost of alternative sources of power, and, in the Company's opinion, is likely to remain so. The Company has been working with PERC and the affected municipalities at a restructuring of the power contract that would result in substantial savings for the Company and would continue to allow PERC to meet the solid waste disposal needs of Maine communities.

    In Management's Discussion and Analysis of Operations and Financial Condition contained in the Company's Form 10-K for the year ended December 31, 1996, the Company discussed what appeared at that time to be the outline of a satisfactory arrangement to all interested parties for the restructuring of the PERC contract. Since that time, the Company has continued to negotiate with PERC and the affected municipalities and has modified and refined the terms previously discussed somewhat to take into account further concerns raised by the municipalities. The Company has now reached an agreement with PERC and a committee representing the municipalities that includes the following major components:

    1. The Company would make an initial payment to PERC of $8 million and installment payments through 2002 totalling an additional $2 million. These funds would be retained by PERC to meet operation and debt reserve requirements of the PERC plant.

    2. As of May 31, 1997, the PERC plant was financed in part by tax exempt municipal revenue bonds in the principal amount of $50,300,000 payable pursuant to a sinking fund schedule and finally maturing in 2004. Sinking fund payments of $1,200,000 are required on August 1 and November 1 of 1997. The credit on those bonds is enhanced by letters of credit issued by a group of banks. Those bonds would be restructured to extend the maturity date to 20 years from the date of closing. The bonds would continue to be tax exempt and their credit would be enhanced by the moral obligation of the State of Maine under the auspices of the Finance Authority of Maine ("FAME") pursuant to the State of Maine's Electric Rate Stabilization Program. The extended maturity of low cost bonds would, therefore, provide savings to be shared by the parties.

    3. The Company would continue to purchase power at the rates established under the PERC contract. Payments would be made to a trust from which disbursements would be made according to the following priorities:

    a.  debt service and expense, including all principal and interest;

    b.  trustee and bond related fees and expenses;

    c.  all operating and maintenance expenses of the PERC plant;

    d. operating and management fees paid to the PERC partners pursuant to a partnership operating agreement;

    e. payment to the PERC owners of any savings in interest expense resulting from the prepayment of bonds; and

    f. except for cash reserve requirements, all remaining cash would be distributed 1/3 to the Company, 1/3 to the PERC owners and 1/3 to the participating municipalities.

4. The Company would issue warrants for the purchase of two million shares of its common stock, one million each to the PERC owners and the participating municipalities. The warrants would be exercisable within ten years of their issuance and would entitle the holder to purchase common stock for $7 per share (subject to adjustment under certain circumstances). No warrants may be exercised within the first nine months after their issuance, and they would become exercisable in 500,000 share blocks following the expiration of nine months, 21 months, 33 months and 45 months from the closing date. Upon exercise, the Company would have the option, instead of providing common stock, to pay cash equal to the difference between the then market price of the stock and the exercise price of $7 per share times the number of shares as to which exercise is made. The Company's obligation under the letter of intent would be specifically conditioned upon receipt of authorization from the Maine Public Utilities Commission ("MPUC") to recover in rates the difference between the market value of stock issued and the $7 per share exercise price or, alternatively, any payment of cash under the Company's option.

    5. The municipalities would extend their waste disposal contracts through 2017 and waive their existing rights to an early termination or the buyout of PERC.

    There are a number of events upon which the proposed transaction is contingent, including the approval of the MPUC, approval by the affected municipalities, the rendering of an opinion by bond counsel that the PERC bonds will remain tax exempt, the approval of the new financing arrangement by FAME and its Board of Directors, and the financing of necessary cash payments by the Company.

    Depending in part on the ultimate cost of the warrants to the Company, it is projected that the restructured PERC contract will result in net cost savings with a present value of $30-40 million over the remaining life of the contract. That projection is based upon a number of assumptions about future events and the markets for electricity.


         Temporary Rate Increase
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    As previously reported, on April 1, 1997, the Company filed with the
MPUC a Petition for Temporary Rates to increase its rates to allow for a $10 million increase in annual revenues, and requested that the change take effect on June 1, 1997. The Company asked that the temporary rate change be allowed to remain in effect until final disposition of the Company's pending request for permanent rate changes expected in early 1998.

    On June 26, 1997, the MPUC issued an order authorizing the Company to change rates to increase its annual revenues by approximately $5.1 million. In doing so, however, the MPUC also required the Company to accelerate the amortization of the deferred regulatory asset associated with the 1993 buyout of one of its high-priced non-utility generator contracts. As a result, the rate increase is not expected to have any net impact on earnings but will result in increased cash flow. The MPUC authorized the Company to apply the rate increase only to "core" customers and not to those customers who purchase pursuant to special rate contracts or under rates designed to be competitive with energy alternatives.



                                   BANGOR HYDRO-ELECTRIC COMPANY



                                   by /S/ Frederick S. Samp
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                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  June 27, 1997